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EXHIBIT 10.1

                           [OVERHILL FARMS LETTERHEAD]

April 15, 2003

Mr. William Shatley
Overhill Farms, Inc.
4800 Broadway, Suite A
Addison, Texas 75001

Dear Mr. Shatley:

Pursuant to your agreement with Overhill Farms, we are restructuring your salary payable under your employment contract effective as of May 1, 2003. Pursuant to the terms of your employment agreement you are currently entitled to a monthly salary of $15,000. We have agreed that your salary will be paid at the monthly rate of $7,500 throughout the term of your employment contract, which expires on October 31, 2004. The remaining balance of your salary payable pursuant to the terms of your original employment agreement will be paid to you in four quarterly installments, the first of which will be payable upon the expiration of your employment agreement. In the event you reach satisfactory terms for continued employment with Overhill Farms following the expiration of the primary term of your employment agreement, any offer by the company for continued employment will take into consideration the deferment agreed to herein.

The remaining rights and obligations of each party pursuant to your employment agreement will not be altered by this agreement and shall remain in full force and effect.

If the forgoing accurately sets forth our agreement with respect to this matter, please indicate you acquiescence to the same by executing a copy of this letter and returning it to me.

Very truly yours,

/s/ JIM RUDIS

Jim Rudis
President & CEO

My countersignature of this letter constitutes my agreement to the terms and conditions hereof.

/S/ WILLIAM SHATLEY                          4.15.03
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William Shatley                              Date